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EXHIBIT 99.1

                                                            [HANOVERDIRECT LOGO]

FOR IMMEDIATE RELEASE

CONTACT:    Hanover Direct, Inc                      The MWW Group
            Charles Blue                             Rich Tauberman
            S.V.P. & Chief Financial Officer         Tel: (201) 507-9500
            Tel: (201) 272-3389


  HANOVER DIRECT ANNOUNCES AGREEMENTS WITH CHELSEY DIRECT, LLC TO ENTER INTO A JUNIOR SECURED TERM LOAN FACILITY AND WITH CONGRESS FINANCIAL CORPORATION TO
                        AMEND ITS SENIOR CREDIT FACILITY

EDGEWATER, NJ, June 17, 2004 - Hanover Direct, Inc. (AMEX: HNV) today announced that it has received a commitment letter from its controlling shareholder, Chelsey Direct, LLC, for a junior secured loan of $20,000,000 and reached an agreement in principle with its senior secured lender, Congress Financial Corporation, to amend the existing senior credit facility. Together, the arrangements will increase the Company's liquidity by approximately $25,000,000.

Pursuant to the commitment letter, Chelsey Direct has committed to lend the Company and its subsidiaries, on a junior secured basis, $20,000,000 for a three-year term from the date of closing, subject to earlier maturity upon the occurrence of a change in control or sale of the Company. Subject to shareholder approval, in consideration for providing the loan, Chelsey Direct will receive warrants to purchase 30% of the fully diluted shares of common stock of the Company at an exercise price of $.01 per share. Pending shareholder approval, Chelsey Direct will receive a warrant to purchase a newly issued series of nonvoting preferred stock that will be automatically exchanged for the common stock warrants upon receipt of shareholder approval. Chelsey Direct will also receive certain other customary fees. Closing of the Chelsey Direct term loan is subject to the closing of the amended and restated Congress credit facility.

The terms of the Chelsey Direct loan have been approved by the Company's Audit Committee, all of whose members are independent, and the Company's Board of Directors.

Pursuant to an agreement in principle with Congress Financial Corporation, the Company's existing credit facility with Congress will be amended and restated. The amended and restated credit facility will consist of approximately $39,974,000, representing a revolving credit facility of $34,500,000, and a term loan facility of approximately $5,474,000, representing the existing Tranche A term loan. The existing Tranche B term loan of approximately $5.1 million will be paid in full from proceeds of the Chelsey Direct term loan. In addition, advance rates in the amended and restated facility will be higher than those under the existing facility, and certain
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blocks on advances will be removed, increasing the amount the Company will be able to borrow under the amended and restated revolving credit facility. The amended and restated credit facility will have a three-year term, will be secured by the same collateral as the existing credit facility, and will be senior to the Chelsey Direct term loan. Closing of the amended and restated credit facility is subject to the closing of the Chelsey Direct term loan.

The total increase in potential available capital from these agreements will be approximately $29,000,000 after the repayment of the Company's existing Tranche B term loan with Congress, with an immediate increase in liquidity upon closing of approximately $25,000,000. The proceeds from these financing transactions will be used for the Company's ongoing working capital needs.

"The capital infusion will substantially enhance the Company's working capital position, increase inventory levels and fill rates and reduce back order levels as well as provide it with the resources necessary to invest in the Company's core businesses and satisfy demand for its products," stated Wayne Garten, the Company's President and Chief Executive Officer.

The financing transactions contemplated by the commitment letter with Chelsey Direct and the agreement in principle with Congress are subject to the negotiation, execution and delivery of definitive documentation satisfactory to Chelsey Direct and Congress, including an intercreditor between Chelsey Direct and Congress, and the absence of any material adverse change in the business, financial condition, prospects, profitability, assets or operations of the Company. There can be no assurance that the transactions with Chelsey Direct and Congress will be completed as contemplated, or at all.

Separately, the Company announced that it has notified the American Stock Exchange (the "Exchange") that it intends to submit a plan to the Exchange by June 22, 2004 to address the letter it received from the Exchange notifying the Company that a review of the Company's Form 10-K for the period ended December 27, 2003 indicated that the Company does not meet certain of the Exchange's continuing listing standards as set forth in Part 10 of the Exchange's Company Guide. There can be no assurance that the Exchange will accept the Company's plan, or that the Company will be able to maintain the listing of the Company's common stock on the Exchange.

Further, the Company announced that it tentatively intends to hold its 2004 Annual Meeting of Shareholders on Thursday, July 29, 2004 at 9:30 a.m. at the Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, New Jersey. All shareholders at the close of business on Friday, June 4, 2004 are cordially invited to attend.

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's
By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services,
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LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.